Exhibit 99.1

FOR IMMEDIATE RELEASE

August 15, 2007

Contact:

Patrick Fox

Seneca Gaming Corp.

716-299-1100

Seneca Gaming Corporation Announces

Third Quarter 2007 Results

NIAGARA FALLS, NEW YORK — Seneca Gaming Corporation (“SGC”, or the “Company”) today reported its third quarter (“Third Quarter 2007”) and nine-month financial results for the three months and nine months ended June 30, 2007.  SGC is a wholly owned, tribally chartered corporation of the Seneca Nation of Indians (“Nation”) that operates all of the Nation’s Class III gaming operations in Western New York. SGC, through its wholly owned subsidiaries, Seneca Niagara Falls Gaming Corporation (“SNFGC”) and Seneca Territory Gaming Corporation (“STGC”), operated two casinos in Niagara Falls, New York (Niagara Territory) (“Seneca Niagara Casino and Hotel”) and Salamanca, New York (Allegany Territory) (“Seneca Allegany Casino and Hotel”), respectively during the aforementioned periods.  A third Class III casino, housed in a temporary building, was opened on July 3, 2007 in Buffalo, New York (Buffalo Creek Territory) and is operated through a wholly owned subsidiary of SGC, Seneca Erie Gaming Corporation.

Third Quarter Fiscal 2007 Financial Results Summary

Consolidated Results.  For the Third Quarter 2007 and for the three months ended June 30, 2006 (“Third Quarter 2006”), consolidated net revenues were $149.2 million and $134.3 million, respectively, an increase of $14.9 million, or 11%. This increase was primarily due to higher net gaming revenues of $13.5 million, or 11%, related to the favorable financial impact of the complete opening of our luxury hotel in Niagara Falls on March 31, 2006, and the March 30, 2007 opening of our 212 room hotel at Seneca Allegany Casino. SGC’s consolidated earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $47.8 million for the Third Quarter 2007, compared to $48.9 million in the Third Quarter 2006, a decrease of $1.1 million, or 2%. The decrease in EBITDA reflects the impact of higher revenues offset by increased operating expenses for labor and benefits ($2.5 million), state slot exclusivity fees due to the increase in the slot exclusivity rate from 18% to 22% on January 1, 2007 ($4.9 million) and pre-opening expenses ($2.2 million).  The increase in labor costs over the prior year is primarily due to additional employees to staff the luxury hotel and related amenities at Seneca Niagara Casino and Hotel, and additional staffing related to the opening of the Seneca Allegany Hotel, two fine dining restaurants, and a twenty-four hour restaurant, and related amenities.  The majority of the increase in pre-opening expenses relate to the development and construction of the Seneca Buffalo Creek Casino.  SGC’s consolidated Adjusted EBITDA (EBITDA plus pre-opening expenses) was $52.4 million for the Third Quarter 2007 compared to $51.3 million for the Third Quarter 2006, an increase of $1.1 million, or 2%. Consolidated net income for the Third Quarter 2007 was $29.3 million compared to $28.3 million for the Third Quarter 2006, an increase of $1.0 million, or 4%.

Seneca Niagara Casino and Hotel Revenues and EBITDA.   For the Third Quarter 2007, Seneca Niagara Casino and Hotel’s net gaming revenues were $96.7 million compared to $87.9 million in the Third Quarter 2006, an increase of $8.8 million, or 10%.  Total net revenues for the Third Quarter 2007 increased to $103.9 million from $94.9 million over the comparable prior year period, an increase of $9.0 million, or 9%.   Seneca Niagara Casino and Hotel generated EBITDA for the Third Quarter 2007 and Third Quarter 2006 of $39.7 million and $37.5 million, respectively, or an increase of $2.2 million, or 6%. Adjusted EBITDA for the Third Quarter 2007 was $39.7 million compared to $37.8 million for the Third Quarter 2006, an increase of $1.9 million, or 5%.

The overall net revenue increase at the Seneca Niagara Casino and Hotel is primarily attributable to an increase in net slot revenue, from $75.1 million in the Third Quarter 2006 to $83.2 million in the Third Quarter 2007, an increase of $8.1 million, or 11%.  Net table games revenue increased $0.6 million, or 5% during the comparative periods, due to an 8% increase in table drop in the Third Quarter 2007, offset by a decrease in overall table games hold percentage, from 16.9% for the Third Quarter 2006 to 16.3% for the Third Quarter 2007.

Seneca Allegany Casino and Hotel Revenues and EBITDA.  During the Third Quarter 2007 and 2006, Seneca Allegany Casino and Hotel had net gaming revenues of $42.6 million and $37.9 million, respectively, an increase of $4.7 million, or 12%.  Total net revenues at Seneca Allegany Casino were $45.3 million for the Third Quarter 2007 and $39.4 million for the Third Quarter 2006, an increase of $5.9 million, or 15%.  Seneca Allegany Casino and Hotel generated EBITDA for the Third Quarter 2007 and Third Quarter 2006 of $12.4 million and $14.2 million, respectively, a decrease of $1.8 million, or 13%. Adjusted EBITDA for the Third Quarter 2007 was $13.0 million compared to $14.2 million for the Third Quarter 2006, a decrease of $1.2 million, or 9%.

The increase in net revenue at Seneca Allegany Casino and Hotel was attributable to a $2.3 million or 7% increase in net slot revenue, plus a $2.5 million or 76% increase in net table games revenue.  The increased net slot revenues were due to a 5% increase in volume coupled with a slightly higher hold percentage, while table games revenue increased due to a 22% increase in drop and a 5% increase in hold, to 18.5% from 12.8% for the Third Quarter 2007 compared to the Third Quarter 2006.  Seneca Allegany Casino and Hotel’s performance in the Third Quarter 2007 was impacted by the March 30, 2007 opening of the 212-room resort hotel and related amenities including three new restaurants.

Brian Hansberry, Interim President and Chief Executive Officer of SGC, stated the following: “Operating results at our Seneca Niagara Casino & Hotel continue to be strong and demonstrate the positive impact of our investment in the luxury hotel, related amenities and programs initiated to expand our market.  For the Third Quarter 2007, Seneca Niagara Casino and Hotel generated incremental EBITDA and Adjusted incremental EBITDA of $2.2 million and $1.9 million, respectively, as compared to the comparable 2006 three-month period. Our EBITDA margin, as a percentage of net revenue, was over 38% for the Third Quarter 2007 compared to 40%  of net revenue for the Third Quarter 2006; this decline was due to the increase in the state slot exclusivity fees from 18% to 22% in January 2007, amounting to approximately 3% of net revenues, or $3.4 million.  Net revenues at our Seneca Allegany Casino and Hotel for the Third Quarter 2007 compared to the same period in 2006 increased $5.9 million or 15% reflecting  benefits from the transition from our temporary gaming floor to our new permanent gaming floor, which officially opened on December 28, 2006 and the March 30, 2007 opening of our 212 room hotel and three new restaurants.  Our immediate focus for our Seneca Allegany Casino and Hotel operation is to capitalize on this first class investment by expanding the demographic and geographic profile of our gaming patrons, effectively respond to regional competition, and improve operating margins”.

 Nine Months Fiscal 2007 Financial Results Summary

Consolidated Results.  For the nine months ended June 30, 2007 and 2006, consolidated net revenues were $425.3 million compared to $372.5 million, an increase of $52.8 million, or 14%. Net gaming revenues during the comparative periods also increased $48.4 million, from $350.6 million to $399.0 million, or a 14% increase. Consolidated EBITDA was $139.1 million for the nine months ended June 30, 2007 compared to $129.8 million for the nine months ended June 30, 2006, an increase of $9.3 million, or 7%. Consolidated net income was $83.8 million for the nine months ended June 30, 2007, a $2.1 million, or 3%, increase from the comparative period in 2006.  The increase in net income was primarily due to the increased EBITDA above, offset by increased depreciation at our Niagara Falls and Allegany properties, and increased pre-opening costs at our Allegany and Buffalo properties.

Seneca Niagara Casino and Hotel Revenues and EBITDA.  Seneca Niagara Casino and Hotel’s total net revenues were $306.1 million and $260.1 million for the nine months ended June 30, 2007 and 2006, respectively, an increase of $46.0 million or 18%.  Net gaming revenues were $285.5 million and $242.9 million for the nine months ended June 30, 2007 and 2006, respectively, an increase of $42.6 million or 18%.  The increase in net revenues is primarily due to a $38.2 million increase in net slot revenue from higher volumes.  Seneca Niagara Casino and Hotel generated EBITDA for the nine months ended June 30, 2007 and 2006 of $121.1 million and $94.5 million, respectively, an increase of $26.6 million or 28%.  The EBITDA amount for the nine months ended June 30, 2006 includes approximately $5.1 million of pre-opening costs related to the opening of the luxury hotel and gaming expansion. Adjusted EBITDA for the nine months ended June 30, 2007 was $121.1 million compared to $99.6 million for the nine months ended June 30, 2006, an increase of $21.5 million, or 22%.

Seneca Allegany Casino and Hotel Revenues and EBITDA.  For the nine months ended June 30, 2007 and 2006, Seneca Allegany Casino and Hotel had net revenues of $119.1 million and $112.3 million, respectively, an increase of $6.8 million, or 6%.  Net gaming revenues for the same comparative periods were $113.4 million and $107.8 million, respectively, an increase of $5.6 million or 5%.  The increase in net revenue was due to a $3.5 million or 4% increase in net slot revenue and a $2.1 million or 18% increase in net table games revenue.

EBITDA for the nine months ended June 30, 2007 and 2006 were $30.5 million and $38.9 million, respectively, a decrease of $8.4 million or 22%.  Adjusted EBITDA for the nine months ended June 30, 2007 and the nine months ended June 30, 2006, were $34.2 million and $38.9 million, respectively, a decrease of $4.7 million or 12%.  The decrease is due to $3.7 million more in pre-opening costs related to the 212 room hotel and additional amenities during 2007, and the increase in state slot exclusivity fees from 18% to 22% in January 2007, which approximated an additional $2.8 million in expense.

Expansion Projects

During the Third Quarter 2007, SGC spent $28.8 million for construction costs and the purchase of property and equipment, including $11.6 million for the construction and equipping of the resort hotel at Seneca Allegany Casino, $1.3 million for the closeout of construction costs related to Seneca Niagara Casino and Hotel, and $4.2 million for the construction and equipping of the temporary casino at Seneca Buffalo Creek. The remaining balance of capital expenditures relates to other construction and equipment purchases for Seneca Allegany Casino and Hotel, Seneca Niagara Casino and Hotel, and Seneca Buffalo Creek Casino.

The Seneca Allegany Casino resort hotel project is complete, and we opened the hotel, with its restaurants and other amenities, on March 30, 2007.  The estimated total cost to construct and equip the resort hotel is approximately $169.0 million.

Barry E. Snyder, Sr., Chairman of the SGC Board of Directors commented: “We are very excited and extremely proud of the completion of another successful project with the opening of our new 212-room resort hotel and related amenities on the Nation’s Allegany Territory on March 30, 2007.   We are immediately following this investment with the conversion of the former approximate 120,000 square foot temporary casino structure into an events center with a seating capacity for 1,700 people, along with additional administrative support space and extensive landscaping and façade enhancements at an estimated cost of $40 million.  We further intend to commence design, development and construction of an additional 179 to 204 room hotel tower, with up to 31,000 square feet of additional gaming space and related amenities, for an estimated cost of up to $130 million. Seneca Allegany Casino and Hotel is the only full service Class III gaming and entertainment complex in its region and demonstrates the Seneca Nation of Indians’ commitment to providing a premier gaming and entertainment experience to our patrons while continuing our investment in the people and economy of Western New York.  Finally, on July 3, 2007, we opened our third Class III gaming facility, the Seneca Buffalo Creek Casino, on the Nation’s Buffalo Creek Territory in the city of Buffalo, New York, in fulfillment of the requirement set forth in the Nation’s compact with the State of New York.  This temporary facility features 124 slot machines.  More importantly, in spite of the legal challenges before us, the opening of this temporary facility allows us to continue our plans for a permanent gaming facility which will add 1,000 jobs and a premier entertainment venue to the City of Buffalo.  We remain confident, but have no assurance, that these legal challenges will be resolved in our favor.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure, but is commonly used in the gaming industry as a measure of performance and basis for valuation of gaming companies. A reconciliation of net income to EBITDA is provided at the end of this press release.

SGC defines EBITDA as earnings before interest, taxes, depreciation and amortization. SGC defines Adjusted EBITDA as EBITDA plus pre-opening expense. SGC’s calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and therefore comparisons of EBITDA and Adjusted EBITDA may be limited. EBITDA and Adjusted EBITDA should not be construed as a substitute for operating income or net income, as they are determined in accordance with generally accepted accounting principles.

Forward-Looking Statements

This earnings release contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. The words “believe”, “estimate”, “anticipate”, “intend”, “plan”, “expect”, “will”, “continue”, “evaluate”, and words of similar meaning, with references to SGC and its management, indicate forward-looking statements. Similarly, statements that describe our plans or goals are all forward-looking statements. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward looking statements contained in this earnings release, including, but not limited to our ability to complete our Seneca Allegany hotel expansion projects within the referenced estimated cost ranges, our ability to construct and open our third casino in Erie County, the outcome of the Buffalo Creek litigation and its potential impact on our expansion plans and operations, our ability to expand the demographic and geographic profile of our gaming patrons, our ability to effectively address regional competition, and our ability to improve operating results at the Seneca Allegany Casino and Hotel. Additional information concerning potential factors that could affect SGC’s financial condition, results of operations, and expansion projects are described from time to time in SGC’s periodic reports filed with the SEC, including, but not limited to, SGC’s Annual Report on Form 10-K. These Reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on SGC’s website, www.senecagamingcorporation.com.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

SGC disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this earnings release.

Earnings Conference Call

The Chairman of the Board Barry E. Snyder, Sr. and Seneca Gaming Corporation senior management will host an earnings conference call for investors and other members of the financial community on August 17, 2007 at 10:00 AM EDT. Interested parties may participate in this call by dialing 800-862-9098, pass code SENECA. A rebroadcast of this earnings conference call will be available for 14 days by dialing 888-276-5316, pass code SENECA.

Contact: Patrick M. Fox, Chief Financial Officer for additional information at 716-299-1100.

SENECA GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)  ($000’s omitted)

	June 30,	September 30,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$54,605	$78,195
Short-term investments	19,600	62,300
Receivables from affiliates	116	410
Other receivables, net	2,308	2,139
Inventories	3,753	2,734
Other current assets	7,968	6,268

Total current assets	88,350	152,046

Property and equipment, net	689,102	615,207
Restricted cash	14,579	25,800
Other long-term assets	58,192	47,323

Total assets	850,223	840,376

Liabilities and Shareholders’ Equity

Current liabilities:
Trade payables	7,627	4,939
Construction payables - SCMC	15,990	52,489
Distributions payable to Nation	12,000	24,000
Exclusivity fees payable	9,082	7,263
Accrued interest	6,042	15,104
Customer point liability	9,909	11,632
Accrued regulatory costs	18,494	14,700
Other current liabilities	25,567	26,271

Total current liabilities	104,711	156,398

Long-term debt	495,097	494,347
Total liabilities	599,808	650,745

Capital:
Retained earnings	250,415	189,631

Total liabilities and capital	$850,223	$840,376

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)  ($000’s omitted)

	Three Months Ended:		Nine Months Ended:
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Revenues:
Gaming	$149,528	$134,549	$429,205	$371,203
Food and beverage	14,360	13,012	40,388	35,358
Lodging	6,555	3,470	15,800	5,052
Retail, entertainment and other	4,848	4,953	14,446	14,465
Less: promotional allowances	(26,088)	(21,677)	(74,583)	(53,599)
	149,203	134,307	425,256	372,479

Expenses:
Gaming	40,332	33,341	109,752	94,240
Food and beverage	12,448	11,325	34,594	31,700
Lodging	3,347	2,168	7,943	3,658
Retail, entertainment and other	3,116	2,747	8,928	8,522
Advertising, general and administrative	37,548	33,420	109,676	97,268
Pre-opening costs	4,636	2,369	15,218	7,301
Depreciation and amortization	13,503	13,026	36,113	28,389

Total operating expenses	114,930	98,396	322,224	271,078

Operating income	34,273	35,911	103,032	101,401
Other non-operating expenses	4,006	—	3,720	—
Interest income	565	1,420	3,056	4,248
Interest expense	(9,502)	(9,073)	(26,024)	(23,979)

Net income	$29,342	$28,258	$83,784	$81,670

SENECA GAMING CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)  (‘000’s OMITTED)

	Nine Months Ended:
	June 30,	June 30,
	2007	2006
Cash flows relating to operating activities:

Net income	$83,784	$81,670
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation and amortization	36,113	28,389
Amortization of deferred financing costs and debt discount	2,424	2,389
Other	737	297
Change in operating assets and liabilities:
Current assets	(2,594)	(245)
Current liabilities	(3,188)	2,018

Net cash provided by operating activities	117,276	114,518

Cash flows relating to investing activities:
Purchases of property and equipment	(143,441)	(156,804)
Land acquisition costs	(17,852)	(16,773)
Decrease/(increase) in collateral for letter of credit	11,221	(33,500)
Sales of short-term investments, net	42,700	43,791

Net cash used in investing activities	(107,372)	(163,286)

Cash flows relating to financing activities:
Payment of deferred financing costs	—	(682)
Capital Contribution from Nation	3,198	—
Distributions paid to the Nation	(36,692)	(9,747)

Net cash used in financing activities	(33,494)	(10,429)

Net decrease in cash	(23,590)	(59,197)

Cash balances:
Beginning of period	78,195	142,467

End of period	$54,605	$83,270

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended June 30, 2007

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$31,676	$6,256	$(4,652)	$(3,938)	$29,342
Depreciation	8,929	4,574	—	—	13,503
Other non operating expenses	(3,063)	(944)	—	—	(4,006)
Interest, net	2,158	2,468	654	3,657	8,937

EBITDA	39,701	12,355	(3,999)	(281)	47,776
Pre-opening costs	18	627	3,991	—	4,636

Adjusted EBITDA	$39,719	$12,982	$(8)	$(281)	$52,412

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Three months ended June 30, 2006

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$23,729	$10,814	$(2,265)	$(4,019)	$28,258
Depreciation	10,549	2,477	—	—	13,026
Other non operating expenses	—	—	—	—	—
Interest, net	3,250	902	196	3,304	7,652

EBITDA	37,528	14,194	(2,069)	(716)	48,937
Pre-opening costs	267	29	2,073	—	2,369

Adjusted EBITDA	$37,795	$14,223	$4	$(716)	$51,306

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2007

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$90,138	$17,950	$(13,026)	$(11,279)	$83,784
Depreciation	26,210	9,903	—	—	36,113
Other non operating expenses	(2,776)	(944)	—	—	(3,720)
Interest, net	7,545	3,607	1,513	10,304	22,968

EBITDA	121,117	30,516	(11,513)	(975)	139,145
Pre-opening costs	20	3,688	11,510	—	15,218

Adjusted EBITDA	$121,137	$34,204	$(3)	$(975)	$154,363

SENECA GAMING CORPORATION

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

Nine months ended June 30, 2006

(UNAUDITED) ($000’s omitted)

	SNFGC	STGC	SEGC	SGC	Consolidated

Net Income (loss)	$67,775	$28,161	$(2,808)	$(11,459)	$81,670
Depreciation	21,096	7,293	—	—	28,389
Other non operating expenses	—	—	—	—	—
Interest, net	5,606	3,417	675	10,034	19,731

EBITDA	94,477	38,870	(2,133)	(1,425)	129,790
Pre-opening costs	5,130	30	2,141	—	7,301

Adjusted EBITDA	$99,608	$38,900	$8	$(1,425)	$137,091